EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


     This Employment Agreement (hereinafter referred to as "this Agreement") is made as of the 13th day of December, 2001, by and between Occidental Petroleum Corporation, a Delaware corporation (hereinafter referred to as "Employer"), and
J. Roger Hirl (hereinafter referred to as "Employee").


                                   WITNESSETH:

     WHEREAS, Employee has been serving as President and Chief Executive Officer of Occidental Chemical Corporation ("OxyChem") pursuant to a written agreement dated as of May 14, 1997 (the "1997 Employment Agreement"), which expires on May 13, 2002; and

     WHEREAS, Employee has informed Employer that Employee wishes to commence a phased retirement from his current position as President and Chief Executive Officer of OxyChem, and Employer wishes to ensure an orderly management transition and also retain access to Employee's background and expertise; and

     WHEREAS, therefore, the parties now desire to terminate, supersede and replace the 1997 Employment Agreement, as provided herein, with a phased retirement arrangement designed to satisfy the foregoing criteria; and

     WHEREAS, Employer and Employee have agreed to such arrangement, on the terms and conditions specified in this Agreement; and

     WHEREAS, in order to formalize and conclude the foregoing arrangement, the parties now desire to enter into this Agreement which specifies the rights and obligations of the parties with respect to such arrangement;


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

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, Employer and Employee hereby agree as follows:

     1.   The Phased Retirement Arrangement: Timeframe, Duties and Services.

          (a) Phase I. Effective as of the date hereof, Employee shall be employed under the terms and conditions of this Agreement for a period of time, hereinafter referred to as "Phase I", commencing on the date hereof and continuing through December 31, 2001, subject to the early termination provisions of Section 5 below. During Phase I, Employee shall, subject to clause 1(e) below, serve as President and Chief Executive Officer of OxyChem. At the end of Phase I, on December 31, 2001, Employee will cease to be President and Chief Executive Officer of OxyChem.

          (b) Phase II. Effective January 1, 2002, unless prior thereto this Agreement has been terminated pursuant to Section 5 below, Employee shall commence the final phase of his employment hereunder, hereinafter referred to as "Phase II," which shall continue through June 30, 2003, unless earlier terminated pursuant to Section 5 below. During Phase II, Employee shall be an Executive Vice President of Employer and, subject to clause 1(e) below, devote such time and perform such duties and services as shall be specified at any time and from time-to-time by the Chief Executive Officer of Employer. On June 30, 2003, Employee shall retire from Employer and resign from each office or directorship (if any) in which he then serves Employer or any of its subsidiary or affiliated companies and will terminate all company paid or sponsored memberships (such as industry and professional associations, committees and dinner clubs).

          (c) Phase III. Unless prior thereto this Agreement has been terminated pursuant to clauses 5(a) or 5(b) below, at the earlier of (i) the date as of which Phase I or Phase II is terminated pursuant to clause 5(d) below, or (ii) July 1, 2003, Employee shall commence the final phase of his relationship hereunder, hereinafter referred to as "Phase III," as a consultant for the period of time specified in the Consulting Agreement (the "Consulting Agreement") attached hereto as Annex I. Notwithstanding the foregoing, Phase III and the Consulting Agreement shall be and become null and void ab initio if Employee fails to deliver a signed copy of the Consulting Agreement, in conformity with the form attached hereto in all material respects, to Employer within ten (10) days after the Phase III commencement date, in which event Employer shall have no obligation whatsoever to Employee under this Agreement or the Consulting Agreement.

          (d) Compliance with Company Policies. In performing all duties and services hereunder, Employee shall comply with Employer's Code of Business Conduct and Corporate Policies, as the same may be amended from time to time.


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

          (e) Change of Duties and Services. Employer may change or alter the duties and services of Employee at any time as it may from time-to-time elect in its sole discretion, and in such event Employee shall serve in such other capacity and perform such other duties and services for Employer or any of the subsidiaries of Employer or any corporation affiliated with Employer as Employer may direct.

     2. Compensation. For the services performed hereunder during Phase I and Phase II, Employee shall be compensated by Employer at the rate of six hundred sixty thousand dollars ($660,000) per annum, payable semimonthly. Annual bonus awards, if any, during Phases I and II shall be at Employer's sole discretion. Compensation during Phase III shall be only such compensation as may be specified in the Consulting Agreement.

     3. Participation in Benefit Programs. During Phases I and II only, (a) Employee shall be eligible to participate in all benefits programs under the same terms and conditions as are generally applicable to salaried employees and senior executives of Employer during the term of this Agreement. At the earlier of, (x) the date of Employee's death, or (y) June 30, 2003, all unvested award incentives held by Employee shall become vested and exercisable pursuant to their terms, provided, however, that the specific amounts of each of Employee's performance stock awards shall be determined according to the terms and on the dates specified in each such award.

     4. Exclusivity of Services. During Phases I, II and III, Employee shall not render paid or unpaid services on a self-employed basis or to any other employer without Employer's prior written consent.

     5.   Termination.

          (a) Employer Termination for Cause. During Phases I and II, notwithstanding the term of this Agreement, Employer may discharge Employee and terminate this Agreement, without severance or other pay, upon one week's written notice (or pay in lieu of such notice) for cause, including without limitation, (i) failure to satisfactorily perform his duties or responsibilities hereunder or gross negligence in complying with Employer's legal obligations,
(ii) refusal to carry out any lawful order of Employer, (iii) breach of any legal duty to Employer, (iv) breach of Section 4 of this Agreement, or (v) conduct constituting moral turpitude or conviction of a crime which may diminish Employee's ability to effectively act on the Employer's behalf or with or on behalf of others. In the event of termination hereunder, Employer would not be obligated or expected to enter into the next phase under this Agreement or the Consulting Agreement.


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

          (b) Employer Termination for Incapacity. If, during Phase I or Phase II, Employee is incapacitated from performing the essential functions of his job pursuant to this Agreement by reason of illness, injury or disability, Employer may terminate this Agreement by at least one (1) week's written notice to Employee, but only in the event that such conditions shall aggregate not less than one hundred eighty (l80) days during any twelve (12) month period. In the event Employee shall (i) continue to be incapacitated subsequent to termination for incapacity pursuant to this clause 5(b), and (ii) be a participant in and shall qualify for benefits under Employer's Long Term Disability Plan ("LTD"), then Employer will continue to compensate Employee, for so long as Employee remains eligible to receive LTD benefits, in an amount equal to the difference between sixty percent (60%) of Employee's annual base salary as set forth in
Section 2 hereof and the maximum annual benefit under the LTD, payable monthly on a prorated basis. In the event of termination hereunder, Employer would not be obligated or expected to enter into the next phase under this Agreement or the Consulting Agreement.

          (c) Employer Termination Without Cause. At any time during Phase I or Phase II, Employer may in its sole discretion terminate the employment of Employee without cause (or designate a termination for cause as a termination without cause), and in such event Employer shall, in lieu of continued employment, compensate Employee at the rate and in the manner provided in Paragraph 2 hereof through June 30, 2003 (the "Compensation Period"). During the Compensation Period, Employee shall continue to be eligible to (i) participate in all employee benefit plans of Employer, in which he is participating at the time of the notice and so long as such plans are available to salaried employees and senior executives, and (ii) exercise all stock options previously granted to Employee under Employer's Stock Option and Incentive Stock Plans, which options are or become exercisable under the provisions of such Plans. Phase III under the Consulting Agreement shall commence effective on July 1, 2003. Notwithstanding the foregoing, Phase III and the Consulting Agreement shall be and become null and void ab initio if Employee fails to deliver a signed copy of the Consulting Agreement, in conformity with the form attached hereto in all material respects, to Employer within ten (10) days after the Phase III commencement date, in which event Employer shall have no obligation whatsoever to Employee under this Agreement or the Consulting Agreement.

          (d) Employee Termination. During Phase I or Phase II, Employee may resign at any time upon thirty (30) days' written notice, which notice period Employer may shorten in its sole discretion. In the event that Employee gives such notice, Employee shall not be entitled to any compensation or severance benefits, but Phase III shall commence in accordance with clause 1(c) above. Notwithstanding the foregoing, Phase III and the Consulting Agreement shall be and become null and void ab initio if Employee fails to deliver a signed copy of the Consulting Agreement, in conformity with the form attached hereto in all material respects, to Employer within ten (10) days after the Phase III commencement date, in which event Employer shall have no obligation whatsoever to Employee under this Agreement or the Consulting Agreement.


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

     6.   Confidential Information.

          (a) Non-Disclosure of Information. Employee agrees that he will not divulge to any person, nor use to the detriment of Employer or any of its affiliates or subsidiaries, nor use in any business or process of manufacture competitive with or similar to any business or process of manufacture of Employer or any of its affiliates or subsidiaries, at any time during employment by Employer or thereafter, any trade secrets or confidential information obtained during the course of his employment with Employer, without first obtaining the written consent of Employer (which consent shall not be unreasonably withheld to the extent any disclosure by Employee is required by applicable law or regulation or applicable order of any court or governmental agency).

          (b) Return of Documents. Employee agrees that, at the time of leaving the employ of Employer, he will deliver to Employer, and not keep or deliver to anyone else, any and all credit cards, notes, notebooks, memoranda, documents and, in general, any and all material relating to Employer's business, including copies thereof, whether in paper or electronic format.

     7. Modification. This Agreement and its attachments contain all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto. This Agreement cannot be modified except by a subsequent writing signed by both parties.

     8. Prior Agreement. This Agreement supersedes and replaces any and all previous agreements and understandings between the parties, including without limitation the May 14, 1997 Employment Agreement.

     9. Severability. If any provision of this Agreement is illegal and unenforceable in whole or in part, the remainder of this Agreement shall remain enforceable to the extent permitted by law.

     10. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of California. In the event that any ambiguity or questions of intent or interpretation arise, no presumption or binder of proof shall arise favoring or disfavoring the Employer by virtue of authorship of this Agreement and the terms and provisions of this Agreement shall be given their meaning under law.

     11. Assignment. This Agreement shall be binding upon Employee, his heirs, executors and assigns and upon Employer, its successors and assigns.


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

     12. Arbitration. In consideration for entering into this Agreement and for the position, compensation, benefits and other promises provided hereunder, the Employee and Employer agree to be bound by the arbitration provisions attached hereto as Annex II and incorporated herein by this reference.

     No Change of Control of Employer (as defined below) shall be deemed to amend the terms and conditions of this Agreement. For purposes of this Agreement a "Change of Control of Employer" shall be deemed to have occurred if, after the date of this Agreement, any person, corporation or other entity becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of Employer's then outstanding voting securities.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                        OCCIDENTAL PETROLEUM CORPORATION



                                        By  /s/ RAY R. IRANI
                                           -----------------------------
                                            Dr. Ray R. Irani


                                         /s/ J. ROGER HIRL
                                        --------------------------------
                                         J. Roger Hirl


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
                                                                         ANNEX I


                              CONSULTING AGREEMENT


     This Consulting Agreement (the "Agreement") is entered into as of this 1st day of July, 2003, by and between Occidental Petroleum Corporation, a Delaware corporation ("OPC"), and J. Roger Hirl ("Consultant").

                                   WITNESSETH:

     WHEREAS, Consultant has been employed as an employee of OPC since July, 1983; and

     WHEREAS, the parties now desire to end the employment relationship and provide for the availability of Mr. Hirl solely on a consulting basis;

     NOW, THEREFORE, in consideration of the mutual covenants and. agreements herein set forth, the parties agree as follows:

     1. Services. Effective as of the date hereof, Consultant shall be available to render services to OPC as a consultant for up to thirty (30) days during each twelve (12) month period from July 1, 2003 through June 30, 2005 (the "Consultant Term"). Consultant's consultation services shall be limited to those services which OPC requests from time to time. Consultant shall make himself available for such consultation services in OPC's offices and elsewhere as determined by OPC. OPC shall reimburse Consultant for all of his reasonable and actual business expenses incurred in connection with providing services specified hereunder.

     2. Compensation. During the Consultant Term OPC shall compensate Consultant at the monthly rate of sixteen thousand six hundred sixty-seven dollars ($16,667) (the "Monthly Retainer"), payable semimonthly, less appropriate deductions for taxes, etc.

     3. Restriction on Other Services. During the Consultant Term, Consultant shall not engage in full or part-time employment or work; accept employment with, or act as a Consultant for, or perform services for any person, firm or corporation without the prior written consent of OPC.

     4. Non-Disclosure of Information. Without the prior written consent of OPC (which consent shall not be unreasonably withheld to the extent any disclosure by Employee is required by applicable law or regulation or applicable order of any court or governmental agency), Consultant shall not divulge to any person, business, firm, corporation or government entity, nor use to the detriment of OPC, or any of its subsidiaries, nor use in any business, venture, or any organization of any kind, or in any process of manufacture, production or mining, at any time, except as necessary in performing services for OPC:

          (a) Any OPC trade secrets in any form, including without limitation, all graphic material, forms, documents, data and information; and

          (b) Any OPC confidential information in any form, including without limitation, concerning inventions, discoveries, improvements. methods, technology, business plans, environmental plans, audits, reviews or other investigatory processes, procedures and practices, enterprises, exploration, mining or drilling information, manufacturing information, plant design, location or operation, financial results, reports or similar information, or any other OPC confidential information affecting or concerning the business or operation of OPC or any of its directors, officers or employees developed, acquired, used by or disclosed to Consultant in the performance of his services at any time in any capacity for OPC.

     5. Return of Documents. Consultant agrees to return to OPC no later than ten (10) calendar days after the effective date hereof, all OPC property and all originals and copies of OPC's property in his possession or under his control, including without limitation, keys, security passes, directories, policies, procedures. manuals. reports, organization charts, files, and computer discs containing any information concerning his job or any other information concerning OPC which he acquired during his employment with OPC. Consultant agrees that he will forever keep in strictest confidence (and will not deliver to anyone else) any and all notes, notebooks, memoranda, documents computer discs, manuals, files, and phone lists and, in general, any and all information and material in his possession or control affecting or concerning OPC's business or operations without the prior written consent of OPC (which consent shall not be unreasonably withheld to the extent any disclosure by Employee is required by applicable law or regulation or applicable order of any court or governmental agency).

     6. Non-Disclosure of Terms, etc. Consultant shall not, unless directed by lawful court order, disclose the terms and conditions of this Agreement to anyone other than his immediate family and any person deemed to be necessary to effectuate the terms and conditions of this Agreement, such as his attorney or accountant.

     7. Termination. OPC may terminate this Agreement for cause (as defined in the Employment Agreement, between OPC and Consultant, dated December 13, 2001), and Consultant may terminate this Agreement at any time upon thirty (30) days' notice to OPC.


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



     8. Release and Discharge. Except for obligations created by this Agreement, and obligations to indemnify and defend Consultant for his acts or omissions as an employee, officer or director of either OPC or its subsidiaries pursuant to either OPC's by-laws, its Directors and Officers Liability Insurance or any other of its insurance applicable thereto, Consultant absolutely and forever releases and discharges Occidental Petroleum Corporation and its past and present subsidiaries, affiliated corporations and each of their shareholders, officers, directors, employees, insurance carriers, predecessors and successors, assigns, agents, attorneys, representatives, heirs, administrators (collectively "OPC Releasees") from any and all claims, demands, damages, losses, liabilities, debts, liens, judgments, obligations, accounts, actions, and causes of action, whether past, present, or future, known or unknown, at law, in arbitration or in equity, arising out of or in connection with any act or omission occurring at any time heretofore, including without limitation any act or omission related to or arising out of Consultant's employment, or the termination of benefits or other terms of employment by OPC or any California or other state, municipal, or Federal constitution, statute, regulation, ordinance, order, or common law, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Act of 1866, as amended, 42 U.S.C. Section 1981 et seq.; the Equal Pay Act, as amended, 29 U.S.C. Section 206(d) et seq.; Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 et seq.; The Americans With Disabilities Act, 42 U.S.C.
Section 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C.
Section 2601 et seq.; United States Executive Orders 11246 and 11375; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Section 621 et seq.; California Government Code Section 12900 et seq.; the UNRUH Civil Rights Act, as amended, California Civil Code Section 51 et seq.; the Regulations of the Office of Federal Contract Compliance Programs, as amended, 41 C.F.R.
Section 60 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C.
Section 701 et seq.; or any claims based on misrepresentation, fraud, contract, an accounting, wrongful or constructive discharge, breach of privacy, retaliation, breach of covenant of good faith and fair dealing, violation of public policy, defamation, negligent or intentional infliction of emotional distress, discrimination on any basis prohibited by statute, common law, ordinance or public policy, loss of consortium, negligence, interference with business opportunity or with contracts, breach of fiduciary duty, or unfair insurance practices arising out of or related to any act or omission occurring before this Agreement is executed by Consultant, except that Consultant does not waive any claim for vested pension benefits or other welfare benefits to which Consultant is entitled per the terms of the plans, e.g. medical benefits. Consultant represents that he is unaware of any workers' compensation claims brought on his behalf or of any facts on which such a claim could be brought.

     9. Waiver. Consultant understands and acknowledges that there are laws which may invalidate releases of claims which are unknown to the releasing party. Consultant hereby waives any protection to which he may otherwise be entitled against OPC Releasees by virtue of any such law. In particular, and not by way of limitation, Consultant represents and acknowledges that he is familiar with Section 1542 of the California Civil Code, which provides as follows:


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

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Consultant waives and relinquishes any rights and/or benefits which he has or may have against OPC Releasees under Section 1542 of the California Civil Code, or any similar applicable statute of any jurisdiction to the fullest extent permitted by law.

     10. No Other Severance Benefits. Notwithstanding anything in this Agreement to the contrary, Consultant hereby acknowledges and agrees that this Agreement is in lieu of, and because he has entered into this Agreement he is automatically ineligible for and disqualified from participating in, any and all plans, programs or arrangements of severance, separation, termination or pay continuation announced or maintained heretofore or hereafter by OPC or any of its subsidiary or affiliated companies.

     11. Nature of Relationship. Consultant's relationship with OPC shall be as an independent consultant, and not as an employee.

     12. No Other Employment Agreements. As of the date of this Agreement any other existing employment or consulting agreement, or any plan, program or arrangement of severance, separation, termination, or pay continuation, oral, written or implied, between Consultant and OPC shall be deemed to be terminated and of no further force or effect. Further, the parties agree and acknowledge that this Agreement constitutes and contains the entire agreement and understanding of the parties concerning the subject matters hereof, and supersedes and replaces all prior negotiations, proposed agreements, or agreements, written or oral or implied. The parties each acknowledge, one to the other, that no other party, nor any agent or attorney of any other party, has made any promise, representation, or warranty whatsoever (express, implied or statutory) not contained herein concerning the subject matters hereof to induce them to execute this Agreement and that they have not executed this Agreement in reliance upon any such promise, representation, or warranty not contained herein. The parties further agree that any oral representations or modifications concerning this instrument shall be of no force or effect, and that this Agreement can only be modified by a writing, signed by all of the parties hereto.

     13. Arbitration. In the event of any dispute rising out of this Agreement, Consultant's prior employment or the Consultant Term or any other matter between the parties, Consultant and OPC agree that any such dispute shall be decided exclusively by neutral binding arbitration conducted in Los Angeles, California in accordance with the then current rules of the American Arbitration Association in effect in Los Angeles, California applicable to employment disputes. In the event the parties are unable to agree upon an arbitrator, they shall select from a list of seven (7) arbitrators designated by the American Arbitration Association. This Agreement to resolve any disputes by binding arbitration shall extend to claims by Consultant against any OPC Releasees and shall apply as well, to the full extent permitted by law to claims arising out of local, state and federal common law, statutes and ordinances. However, Consultant and OPC shall retain whatever rights to injunctive relief may be available under applicable laws concerning any claims and any dispute or claim in connection with the receipt of benefits under any benefit plans shall be governed by the claims procedures under the applicable plan.


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

     14. Release Acknowledgment. Consultant expressly acknowledges and agrees that the releases given above include a waiver and release of all claims which Consultant has or may have under the Age Discrimination in Employment Act Of 1967, as amended, 29 U.S.C. Section 621 et seq. The releases given above are given only in exchange for consideration (something of value) in addition to anything of value to which Consultant is otherwise already entitled. All releases set forth above do not waive rights or claims which may arise after the date of execution of this Agreement. Consultant acknowledges that (i) this entire Agreement is written in a manner calculated to be and is understood by Consultant, (ii) he has been advised in writing to consult with an attorney before executing this Agreement, and (iii) he has up to forty-five (45) days from the date he is presented with this Agreement to consider whether or not to sign the Agreement, and (iv) to the extent he executes this Agreement before the expiration of the forty-five (45)-day period, he does so knowingly and voluntarily. If Consultant signs this Agreement he shall have the right to cancel and revoke this Agreement during a period of seven (7) calendar days following his execution of the Agreement and this Agreement shall not become effective, and no money shall be paid hereunder until the expiration of such seven (7)-day period. In order to revoke this Agreement, Consultant shall deliver to OPC, prior to the expiration of said seven (7)-day period, a written notice of cancellation. This Agreement shall become effective on the eighth
(8th) day after Consultant's execution, provided there has been no revocation pursuant to this paragraph.

     15. Severability. Should any part of this Agreement, with the exception of Paragraphs 1 and 2, the releases and related provisions embodied in Paragraphs 8, 9 and 14, be declared or determined by any Court or other tribunal of appropriate jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term or provision shall be stricken and severed from this Agreement and all other terms of the Agreement shall remain in full force and effect to the fullest extent permitted by law. The releases and related provisions embodied in Paragraphs 8, 9, and 14 and Paragraphs 1 and 2 are material to this Agreement and should any of these paragraphs be deemed invalid or unenforceable, this Agreement shall be null and void and any consideration received under this Agreement shall be returned to OPC.

     16. Assignment. This Agreement shall be binding upon Consultant, his heirs, executors and assigns and upon OPC, its successors and assigns.

     17. Governing Law. This Agreement is made and entered into in the State of California and shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.

     18. No Change of Control of Employer (as defined below) shall be deemed to amend the terms and conditions of this Agreement. For purposes of this Agreement a "Change of Control of Employer" shall be deemed to have occurred if, after the date of this Agreement, any person, corporation or other entity becomes the beneficial owner, directly or indirectly, of 25% or more of the combined voting power of Employer's then outstanding voting securities.


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

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first hereinabove written.

                                        OCCIDENTAL PETROLEUM CORPORATION


                                        By
                                          ------------------------------
                                            Dr. Ray R. Irani

                                        Consultant


                                        By
                                          ------------------------------
                                            J. Roger Hirl


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
                                                                        ANNEX II


                      ARBITRATION PROVISIONS ("Provisions")
              Incorporated by Reference into and Made a Part of the
                  Employment Agreement dated December 13, 2001,
                 and the Consulting Agreement dated July 1, 2003
                        (collectively, the "Agreements"),
            between Occidental Petroleum Corporation (the "Employer")
                       and J. Roger Hirl (the "Employee")

     In recognition of the fact that differences may arise between the Employer and the Employee arising out of or relating to certain aspects of the Employee's employment with the Employer or the termination of that employment, and in recognition of the fact that resolution of any differences in the courts is rarely timely; or cost-effective for either party, the Employer and Employee have agreed to the incorporation of the Provisions into the Agreement in order to establish and gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure. By so doing, the Employer and the Employee mutually agree to arbitrate Claims (as defined below) and each knowingly and voluntarily waive their rights before a jury. Each party's promise to resolve Claims (as defined below) by arbitration in accordance with these Provisions 3.4 consideration for the other party's like promise, in addition to any other consideration.

I.   Claims

     1.1 Except as provided in Paragraph 1.2 below, "Claims" (collectively called "Claim" or "Claims" in these Provisions) means all claims or controversies between the Employer and Employee or between the Employee and others arising out of, or relating to or concerning the Employee's employment with the Employer or termination thereof for which a state or federal court otherwise would be authorized to grant relief, including, but not limited to, claims based on any purported breach of contract, tort, state or federal statute or ordinance, common law, constitution or public policy, claims for wages or other compensation, or of discrimination, or violation of public policy of any type. Claims expressly include the Employee's Claims against the Employer, and any subsidiary and related or affiliated entity, successor or assign and any of their officers, directors, employees, managers, representatives, attorneys or agents, and Claims against others arising out of, relating to or concerning the Employee's employment with the Employer or termination thereof.

     1.2 These Provisions do not apply to or cover claims for workers' compensation benefits, claims for unemployment compensation benefits, or claims for which the National Labor Relations Board has exclusive jurisdiction; claims by the Employer for injunctive and/or other equitable relief for intellectual property, unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information; and claims based upon an employee pension or benefit plan the terms of which contain an arbitration or other non-judicial resolution procedure, in which case the provisions of such plan shall apply. Employee shall further retain the right to seek injunctive and/or other equitable relief expressly made available by a statute which forms the basis of a Claim which is subject to arbitration under these Provisions. Where one or more of the included Claims in a dispute are covered under these Provisions and one or more of the included Claims in the dispute are not covered under these Provisions, such covered and non-covered claims shall be separated and shall be heard separately in the appropriate forum for each claim.


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

2.   Agreement to Arbitrate All Claims

     2.1 Except for claims excluded from these Provisions by Paragraph 1.2 above and as otherwise provided in Paragraphs 1.2 and 4.1, the Employer and the Employee hereby agree to the resolution by exclusive, final and binding arbitration of all Claims.

     2.2 The parties further agree that any issue or dispute concerning the formation, applicability, interpretation, or enforceability of these Provisions, including any claim or contention that all or any part of these Provisions is void or voidable, shall be subject to arbitration as provided herein. The arbitrator, and not any federal, state or local court or agency, shall have authority to decide any such issue or dispute.

3.   Governing Law

     3.1 Except as modified by these Provisions, the arbitration shall be conducted pursuant to the rules set forth in the California Arbitration Act, California Code of Civil Procedure Section 1981 et seq.

     3.2 The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, or both, as applicable to the Claims asserted.

4.   Binding Effect

     4.1 The arbitration Award (see Section 10, herein) shall be final and binding on the parties except that both parties shall have the right to appeal to the appropriate court any errors of law in the decision rendered by the Arbitrator.

     4.2 The Award may be entered as a judgment in any court of competent jurisdiction and shall serve as a bar to any court action for any Claim or allegation which was or could have been, raised in Arbitration.

     4.3 For Claims covered by these Provisions, Arbitration is the exclusive remedy, except as provided by Paragraph 1.2. The parties shall be precluded from bringing or raising in court or before any other forum any dispute which could have been brought or raised pursuant to Arbitration.

     4.4 Nothing in these Provisions shall prevent a party from pursuing any legal right to bring an action to vacate or enforce an Award or to compel arbitration pursuant to applicable California law.

5.   Initiating Arbitration

     To initiate the arbitration process, the aggrieved party must provide the other party or parties with: a written request to arbitrate any covered Claims which states the Claim or Claims for which arbitration is sought. The written request to arbitrate must be received within the limitations periods applicable under the law to such Claims.


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

6.   Selection of the Arbitrator

     6.1 All Claims shall be decided by a single neutral decision-maker, called the "Arbitrator."

     6.2 To be qualified to serve, the Arbitrator must be an attorney in good standing with at least seven years experience in employment law or a retired judge and be available to hear the matter within sixty (60) days of selection and on consecutive days.

     6.3 Within fifteen (15) calendar days after receipt of the written request to arbitrate, the parties will attempt to agree on the selection of a qualified Arbitrator pursuant to Paragraph 6.2 above. If the parties fail to agree on the selection of an Arbitrator within that fifteen calendar day period, the Employer will designate an alternate dispute resolution service (by way of example, American Arbitration Association, National Arbitration Forum, Judicial. Arbitration and Mediation Services/Endispute) which has the capacity of providing the parties with a list of potential qualified arbitrators. The parties shall request that designated alternate dispute resolution service to provide them with a list of nine (9) persons who meet the requirements of Paragraph 6.2 above. Each party shall rate the nine (9) names by giving the most preferred arbitrator the number nine (9) and using descending successive numbers to rate the remaining choices in descending order of that party's preference and returning the list to the alternate dispute resolution service for calculation. The arbitrator candidate with the highest combined rating will be the Arbitrator. The functions of the alternate dispute resolution service shall be strictly limited to providing the list of arbitrator candidates and tallying the respective parties' ratings of the candidates in accordance with this Section 6 and no rules of that service shall otherwise apply.

7.   Arbitration Procedures:

     7.1 All parties may be represented by counsel throughout the arbitration process, including without limitation, at the arbitration hearing.

     7.2 The Arbitrator shall afford each party a full and fair opportunity to present relevant and material proof, to call and cross-examine witnesses, and to present its argument.

     7.3 The Arbitrator shall not be bound by any formal rules of evidence with the exception of applicable law regarding the attorney-client privilege and work product doctrine, and any applicable state or federal law regarding confidentiality of documents and other information (including, without limitation, pursuant to rights of privacy).

     7.4 The Arbitrator shall decide the relevance of any evidence offered, and the Arbitrator's decision on any question of evidence or argument shall be final and binding.

     7.5 The Arbitrator may receive and consider the evidence of witnesses by affidavit and shall give it such weight as the Arbitrator deems appropriate after consideration of any objection made to its admission.


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

     7.6 Either party, at its expense, may arrange and pay for the cost of a court reporter to provide a stenographic record of the proceedings.. The other party may obtain a copy of the recording by paying the reporter's normal fee for such copy. If both parties agree to utilize the services of a court reporter, the parties shall share the expense equally and shall be billed and responsible for payment individually.

     7.7 Either party shall have the right to file a pre- or post-hearing brief. The time for filing such briefs shall be set by the Arbitrator.

     7.8 The Arbitrator has authority to entertain a written or oral motion to dismiss and motion for summary judgment, dispositive of all or part of any Claim, to which the Arbitrator shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

8.   Discovery

     8.1 Discovery shall be governed by this Paragraph 8, notwithstanding Code of Civil Procedure Section 1283.05 to the contrary.

     8.2 Discovery shall be conducted in the most expeditious and cost~effective manner possible, and shall be limited to that which is relevant and for which the party seeking it has substantial, demonstrable need.

     8.3 All parties shall be entitled to receive reasonably prior to the hearing, copies of relevant documents which are requested in writing, clearly described and governed by Paragraph 8.2 above, and sought with reasonable advance notice given the nature of the requests. Upon request, Employee shall also be entitled to a true copy of his or her personnel file kept in the ordinary course of business and pursuant to the Employer policy. Any other requests for documents shall be made subpoena as provided for in Section 9 herein.

     8.4 Except as mutually agreed by the parties or as determined by the Arbitrator, all parties shall be entitled to submit no more than twenty (20) interrogatories (including subparts) and twenty (20) requests for admission including subparts), on each of the other parties, which are requested in writing, clearly described and governed by Paragraph 8.2 above, and sought with reasonable advance notice given the nature of the requests.

     8.5 Upon reasonable request and scheduling, each party shall be entitled to take three (3) depositions in total of relevant parties, representative of the opposing party, or third parties, of up to two (2) days' duration each.

     8.6 Physical and/or mental examinations may be conducted in accordance with the standards established by the Federal Rules of Civil Procedure.

     8.7 At a mutually agreeable date, the parties will exchange lists of experts who will testify at the arbitration. Each party may depose the other party's experts and obtain documents they reviewed and relied upon and these depositions will not be charged against the party's limit of three depositions.


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

     8.8 Any disputes relative to discovery or requests for discovery other than specifically provided for herein, shall be presented to the Arbitrator who shall make final and binding decisions in accordance with Paragraphs 8.1 and 8.2 herein..

9.   Subpoenas

     9.1 Subject to formal request and a determination of both need and relevance by the Arbitrator in accordance with Paragraphs 8.1 and 8.2 above, each party may issue a subpoena for production of documents or persons (other than those provided for in Paragraphs 8.3, 8.5 and 8.7) relevant to the procedure. The Arbitrator's decision regarding relevance and the need for subpoenas shall be final and binding.

     9.2 The Arbitrator is empowered to subpoena witnesses or documents to the extent permitted in a judicial proceeding, upon his or her own initiative or at the request of a party.

     9.3 The party requesting the production of any witness or proof shall bear the costs of such production.

10.  The Award

     10.1 The Arbitrator shall render his or her decision and award (collectively the "Award") based solely on the evidence and authorities presented, the applicable policies of the Employer, any applicable written employment agreement, the applicable law argued by the parties, and these Provisions as interpreted by the Arbitrator.

     10.2 The Award shall be made promptly by the Arbitrator, and unless otherwise agreed by the parties, not later than sixty (60) days from the closing of the hearing, or the date post-hearing briefs are filed, whichever is later.

     10.3 The Award shall be in writing and signed and dated by the Arbitrator. The Award shall decide all issues submitted, shall contain express findings of fact and law (including findings on each issue of fact and law raised by a party), and provide the reasons supporting the decision including applicable law. The Arbitrator shall give signed and duplicate original copies of the Award to all parties at the same time.

11.  Damages and Relief

     11.1 The Arbitrator shall have the same authority to award remedies and damages as provided to a judge and/or jury under applicable state or federal laws where the aggrieved party has met his or her burden of proof;

     11.2 Both parties have a duty to mitigate their damages by all reasonable means. The Arbitrator shall take a party's failure to mitigate into account in granting relief in accordance with applicable state and federal law.

     11.3 Arbitration of damages or other remedies may be conducted in a bifurcated proceeding.


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

12   Fees and Expenses

     12.1 All parties shall share equally the fees of the Arbitrator. Each party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, at least ten (10) days before the first day of hearing. Additionally, each party shall pay for its own expenses associated with the arbitration process and attorneys fees, if any. If any party prevails on a statutory claim which entitles the prevailing party to attorneys' fees, or if there is a written agreement providing for fees, the Arbitrator may award reasonable fees to the prevailing party in accordance with such statute or agreement.

     12.2 The Arbitrator may additionally award either party its reasonable attorneys fees and costs, including reasonable expenses associated with production of witnesses or proof, upon a finding that the other party (a) engaged in unreasonable delay, or (b) failed to comply with the Arbitrator's discovery order.


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